Exhibit 99.1
R1 Announces Appointment of Agnes Bundy Scanlan to Board of Directors
Murray, UT – August 12, 2021 – R1 RCM Inc. (NASDAQ: RCM), a leading provider of technology-driven solutions that transform the patient experience and financial performance of healthcare providers, today announced the appointment of Agnes Bundy Scanlan, president of The Cambridge Group LLC, to the company’s board of directors, effective August 11, 2021.
Ms. Bundy Scanlan has more than 30 years of experience across regulatory risk management, compliance, and consumer financial protection. She has served as president of The Cambridge Group LLC, a regulatory risk management advisory firm, since May 2020. Prior to this role, Ms. Bundy Scanlan served as senior advisor at Treliant LLC from 2017 to 2020 and from 2012 to 2015, prior to which she was the northeast regional director at the Consumer Financial Protection Bureau from 2015 to 2017. From 2009 until 2011, Ms. Bundy Scanlan served as the chief regulatory officer, chief compliance officer and global chief privacy officer at TD Bank. In addition, Ms. Bundy Scanlan practiced law at Goodwin Procter LLP from 2005 to 2009 and held various C-Suite roles at Bank of America and FleetBoston Financial from 1994 to 2004. From 1989 until 1993, Ms. Bundy Scanlan was counsel at the United States Senate Budget Committee. Ms. Bundy Scanlan also serves on the boards of AppFolio, Inc., New Tower Trust, and Truist Financial Corporation.
“We are very pleased to welcome Agnes to our board,” said Alex Mandl, lead director of R1’s board. “Agnes brings a strong background in regulatory risk and compliance management and legal experience to the board through her years of proven leadership across several organizations. I look forward to working with her and driving continued success for R1.”
“As we continue to build R1’s scale and breadth of solutions, we are confident that Agnes’s experience, expertise and guidance will provide valuable perspectives as we continue to execute our strategy and strive to deliver high-quality outcomes for our customers,” said Joe Flanagan, president and chief executive officer of R1.

“I am excited to join R1’s board of directors,” said Ms. Bundy Scanlan. “R1 serves a critical function in a highly regulated industry, and I look forward to contributing my perspectives to drive the company’s important mission and success.”

About R1 RCM
R1 is a leading provider of technology-driven solutions that transform the patient experience and financial performance of hospitals, health systems, and medical groups. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit: r1rcm.com.
R1 RCM Contacts:
Investor Relations:
Atif Rahim
312.324.5476
investorrelations@r1rcm.com

Media Relations:
Natalie Joslin
678.585.1206
media@r1rcm.com